Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200


                                                              September 23, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


                           Re:      WHX Corporation
                                    REGISTRATION STATEMENT ON FORM S-8


Gentlemen:

                  Reference is made to the Registration Statement on Form S-8 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by WHX Corporation, a Delaware corporation (the "Company"). The Registration Statement relates to an aggregate of 1,500,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"). The Shares will be issued and sold by the Company in accordance with Handy & Harman's 401(K) Retirement Plan, the Company's 1997 Directors Stock Option Plan and the Company's 1991 Incentive and Nonqualified Stock Option Plan (the "Plans").

                  We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and stockholders of the Company, the Plans, the documents to be sent or given to participants in the Plans (the "Prospectuses") and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.



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                  Based  upon  the  foregoing,  we are of the  opinion  that the
Shares, when issued and paid for in accordance with the terms and conditions set forth in the Prospectuses, will be duly and validly issued, fully paid and non-assessable.

                  We are members of the bar of the State of New York. Accordingly, this opinion is limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

         We advise you that Marvin L. Olshan, a member of this firm, is a Director and Secretary of the Company and owns 1,000 shares, and options to purchase 70,000 shares, of Common Stock of the Company. Steven Wolosky, also a member of this firm, is Assistant Secretary of the Company and holds, directly or indirectly, options to purchase 23,500 shares of Common Stock of the Company.

                  We hereby  consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.


                                      Very truly yours,


                                      /S/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                      ------------------------------------------
                                      OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP